Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:

Timothy Cope – 952-449-7030

FOR IMMEDIATE RELEASE:

July 30, 2015

LAKES ENTERTAINMENT ANNOUNCES

RESULTS FOR SECOND QUARTER 2015

MINNEAPOLIS – July 30, 2015 – Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and six months ended June 28, 2015.

Second Quarter Results

Lakes Entertainment reported second quarter 2015 net revenues of $15.3 million, compared to prior-year second quarter net revenues of $14.1 million. Net revenues were related to the operation of Rocky Gap Casino Resort near Cumberland, Maryland (“Rocky Gap”). The increase in net revenues was primarily related to an increase in gaming revenues during the second quarter of 2015 compared to the second quarter of 2014 which resulted primarily from increases in video lottery terminal volume and table games hold percentages.

Net losses for the second quarter of 2015 were approximately $0.2 million, compared to net earnings of approximately $0.1 million for the second quarter of 2014. Earnings from operations were less than $0.1 million for the second quarter of 2015 compared to earnings from operations of $0.3 million for the second quarter of 2014. Basic and diluted losses per share were $0.01 for the second quarter of 2015 compared to basic and diluted earnings of less than $0.01 for the second quarter of 2014.

During the second quarter of 2015, property operating expenses for Rocky Gap were $8.5 million compared to $8.2 million during the second quarter of 2014 and were primarily related to gaming operations, rooms, food and beverage and golf. The increase in property operating expenses resulted primarily from an increase in gaming-related expenses, most notably gaming taxes, due to the increase in gaming related revenue in the current year quarter.

For the second quarter of 2015, selling, general and administrative expenses were $5.5 million compared to $5.7 million during the second quarter of 2014. Included in these amounts were Lakes corporate selling, general and administrative expenses of $1.8 million and $1.9 million during the second quarters of 2015 and 2014, respectively. Lakes’ corporate selling, general and administrative expenses consist primarily of payroll and related expenses and professional fees. Second quarter 2015 professional fees included $0.4 million associated with the previously announced pending merger with Sartini Gaming, Inc. (“Golden Gaming”), related to the agreement which was executed in January of 2015. Rocky Gap selling, general and administrative expenses, which consist primarily of payroll and related expenses, marketing expense and facilities expense, were $3.7 million and $3.8 million during the second quarters of 2015 and 2014, respectively.

During the second quarter of 2014, Lakes entered into an agreement to sell its interest in Dania Casino & Jai Alai in Dania Beach, Florida for a total of $2.6 million. Per the agreement, on April 21, 2014, Lakes received $1.0 million in exchange for 40% of Lakes’ interest in the project. Upon the receipt of the payment during the second quarter of 2014, Lakes recognized a $1.0 million gain on sale of cost method investment since this asset had previously been written off. The remaining 60% of the investment was sold during the fourth quarter of 2014.

On June 17, 2015, Lakes settled a lawsuit brought by Quest Media Group, LLC (“Quest”) by paying Quest $0.3 million. The lawsuit related to an agreement entered into between Lakes Ohio Development, LLC (a wholly owned subsidiary of Lakes) and Quest. No further claims can be made by Quest related to this matter. The $0.3 million is included in impairments and other losses for the three months ended June 28, 2015. There were no impairments and other losses during the three months ended June 29, 2014.

Depreciation and amortization was $0.9 million for the second quarters of 2015 and 2014.

Six Month Results

Net losses for the six months ended June 28, 2015 were $1.9 million, compared to net losses of $1.7 million for the six months ended June 29, 2014. Loss from operations was $1.3 million for each of the first six months of 2015 and 2014. Basic and diluted losses were $0.14 per share for the first half of 2015 compared to basic and diluted losses of $0.13 per share for the first half of 2014.

Lakes Entertainment reported net revenues of $28.1 million for the first six months of 2015, compared to net revenues of $26.4 million in the prior year period. Net revenues were related to the operation of Rocky Gap. The increase in net revenues was primarily related to an increase in gaming revenues during the first half of 2015 compared to the first half of 2014 which resulted primarily from increases in video lottery terminal volume and table games hold percentages.

During the first six months of 2015, property operating expenses for Rocky Gap which related primarily to gaming operations, rooms, food and beverage and golf were $16.1 million compared to $15.5 million in the prior-year period. The increase in property operating expenses resulted primarily from an increase in gaming-related expenses, most notably gaming taxes, due to the increase in gaming related revenue in the current year.

For the six months ended June 28, 2015, selling, general and administrative expenses were $11.7 million compared to $11.5 million for the six months ended June 29, 2014. Included in these amounts were Lakes corporate selling, general and administrative expenses of $4.2 million, during the first six months of 2015 and $4.0 million during the first six months of 2014. Rocky Gap selling, general and administrative expenses were $7.5 million during each of the first six months of 2015 and 2014. Lakes’ corporate selling, general and administrative expenses consist primarily of payroll and related expenses and professional fees as well as $1.3 million and $0.8 million of business development costs during the first six months of 2015 and 2014 respectively. The $1.3 million in business development costs incurred during the current year were related to the pending merger with Golden Gaming.

Effective January 25, 2015, Lakes sold all of its 10% interest in Rock Ohio Ventures to DG Ohio Ventures, LLC for approximately $0.8 million.  Because this investment had been written down to zero during 2014, Lakes recognized a gain on sale of cost method investment of approximately $0.8 million during the first quarter of 2015.

During the second quarter of 2014, Lakes entered into an agreement to sell its interest in Dania Casino & Jai Alai in Dania Beach, Florida for a total of $2.6 million. Per the agreement, on April 21, 2014, Lakes received $1.0 million in exchange for 40% of Lakes’ interest in the project. Upon the receipt of the payment during the second quarter of 2014, Lakes recognized a $1.0 million gain on sale of cost method investment since this asset had previously been written off. The remaining 60% of the investment was sold during the fourth quarter of 2014.

On June 17, 2015, Lakes settled a lawsuit brought by Quest by paying Quest $0.3 million. The lawsuit related to an agreement entered into between Lakes Ohio Development, LLC (a wholly owned subsidiary of Lakes) and Quest. No further claims can be made by Quest related to this matter. The $0.3 million is included in impairments and other losses for the six months ended June 28, 2015. Also included in impairments and other losses for the six months ended June 28, 2015 is an impairment charge of $0.4 million related to the sale agreement for Lakes’ corporate office building, in Minnesota, which was entered into in first quarter of 2015 and which closed during the second quarter of 2015. There were no impairments and other losses during the six months ended June 29, 2014.

Depreciation and amortization was $1.8 million for the six months ended June 28, 2015 compared to $1.7 million for the six months ended June 29, 2014.

Lyle Berman, Chief Executive Officer of Lakes stated, “During January 2015, we announced a merger agreement with Golden Gaming. We are currently working through the final process to close the transaction. The combination of Lakes’ strong balance sheet and our Rocky Gap property, with Golden Gaming’s casinos and distributed gaming platform and taverns, will make this combined company unique in the marketplace. We believe Lakes’ cash will facilitate refinancing as well as growth and that the company will be well positioned for expansion in Nevada and other jurisdictions. We look forward to closing this transaction and we continue to believe it will provide value to Lakes’ shareholders.”

Further commenting, Tim Cope, President and Chief Financial Officer of Lakes stated, "Rocky Gap exceeded expectations during the second quarter of 2015 and exceeded results compared to the second quarter of 2014. The gaming facility features 579 video lottery terminals, 16 table games, two poker tables and a casino bar along with a lobby food and beverage outlet. Additional video lottery terminals are being added during the third quarter which are planned to bring total machines to approximately 630. The AAA Four Diamond Award® winning property also includes a hotel, event center, restaurants, spa, the only Jack Nicklaus signature golf course in Maryland as well as a wide variety of outdoor and water activities.”

About Lakes Entertainment

Lakes Entertainment, Inc. currently owns the Rocky Gap Casino Resort near Cumberland, Maryland. For more information, please visit www.lakesentertainment.com. On January 25, 2015, Lakes entered into an agreement and plan of merger with Golden Gaming.  Golden Gaming is a leading owner and operator of distributed gaming, taverns and casinos, all of which are focused on the Nevada local gaming market. The merger is subject to various closing conditions.

Forward-Looking Statements

Statements in this press release include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, the expected benefits of a potential combination of Lakes and Golden Gaming pursuant to an agreement and plan of merger (the “Merger Agreement”) and expectations about future business plans, prospective performance and opportunities; the expected timing of the completion of the transaction; the ability and impact of refinancing Golden Gaming debt; the obtaining of required regulatory approvals and approval by Lakes’ shareholders. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should”, “will” or similar words intended to identify information that is not historical in nature. These forward-looking statements are based on current expectations and assumptions of management of Lakes and Golden Gaming and are subject to risks, uncertainty and changes in circumstances that could cause the actual events and results in future periods to differ materially from the expectations of Lakes and Golden Gaming and those expressed or implied by these forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. These risks, uncertainties and changes in circumstances include (a) the possibility that the merger does not close when expected or at all; (b) the ability and timing to obtain required regulatory approvals (including approval from gaming regulators) and Lakes’ shareholder approval, and to satisfy or waive other closing conditions, or that the parties to the Merger Agreement may be required to modify aspects of the transaction to achieve regulatory approval; (c) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the merger to fail to close; (d) the ability of Lakes and Golden Gaming to promptly and effectively integrate their respective businesses; (e) the outcome of any legal proceedings that may be instituted in connection with the transaction; (f) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed merger; (g) the ability to retain key employees of Lakes and Golden Gaming; (h) that there may be a material adverse change affecting Lakes or Golden Gaming, or that the respective businesses of Lakes or Golden Gaming may suffer as a result of uncertainty surrounding the transaction; and (i) the risk factors disclosed in Lakes’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K. Forward-looking statements reflect Lakes’ and Golden Gaming’s management’s analysis and expectations only as of the date of this press release, and Lakes does not undertake to update or revise these statements, whether written or oral, to reflect subsequent developments, except as required under the federal securities laws. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	June 28, 2015	December 28, 2014
Assets
Current assets:
Cash and cash equivalents	$42,459	$35,416
Short-term investments	40,593	46,638
Income taxes receivable	2,093	-
Other	3,059	1,807
Total current assets	88,204	83,861
Property and equipment, net	27,846	32,739
Other assets:
Gaming license	1,805	1,875
Land held for development	960	960
Income taxes receivable	-	2,155
Other	411	439
Total other assets	3,176	5,429
Total assets	$119,226	$122,029

Liabilities and shareholders' equity
Current liabilities:
Current portion of long-term debt, net of discount	$1,361	$1,368
Other	3,743	4,104
Total current liabilities	5,104	5,472
Long-term debt, net of current portion and discount	8,273	8,941
Total liabilities	13,377	14,413
Total shareholders' equity	105,849	107,616
Total liabilities and shareholders' equity	$119,226	$122,029

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Earnings (Loss)
(In thousands, except per share data)

	Three months ended		Six months ended
	June 28, 2015	June 29, 2014	June 28, 2015	June 29, 2014
Revenues:
Gaming	$11,810	$11,068	$22,410	$21,388
Room	1,662	1,630	2,869	2,944
Food and beverage	1,742	1,566	3,090	2,825
Other operating	767	642	1,098	977
License fees and other	46	30	90	63
Gross revenues	16,027	14,936	29,557	28,197
Less promotional allowances	698	829	1,462	1,780
Net revenues	15,329	14,107	28,095	26,417

Costs and expenses:
Gaming	6,558	6,413	12,623	12,367
Room	215	173	373	283
Food and beverage	1,254	1,190	2,319	2,223
Other operating	516	419	742	661
Selling, general and administrative	5,539	5,723	11,674	11,463
Gain on sale of cost method investments	-	(1,000)	(750)	(1,000)
Impairments and other losses	351	-	682	-
(Gain) loss on disposal of property and equipment	-	(1)	(2)	24
Depreciation and amortization	880	864	1,759	1,717
Total costs and expenses	15,313	13,781	29,420	27,738

Earnings (loss) from operations	16	326	(1,325)	(1,321)

Other income (expense):
Interest income	48	38	93	71
Interest expense	(262)	(308)	(536)	(626)
Other	36	1	36	165
Total other income (expense), net	(178)	(269)	(407)	(390)
Earnings (loss) before income taxes	(162)	57	(1,732)	(1,711)
Income tax provision	17	-	172	-

Net earnings (loss)	(179)	57	(1,904)	(1,711)

Other comprehensive earnings	3	15	2	1

Comprehensive earnings (loss)	$(176)	$72	$(1,902)	$(1,710)

Weighted-average common shares outstanding
Basic	13,392	13,375	13,391	13,369
Dilutive impact of stock options	-	250	-	-
Diluted	13,392	13,625	13,391	13,369

Loss per share
Basic	$(0.01)	$0.00	$(0.14)	$(0.13)
Diluted	$(0.01)	$0.00	$(0.14)	$(0.13)